Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Nicole Donegan
ndonegan@severnbank.com
(410) 260-2045

Severn Bank Appoints Vance W. Adkins Chief Financial Officer

ANNAPOLIS, MD (August 29, 2019) — The Board of Directors of Severn Bancorp, Inc. (the “Company”), and its subsidiary, Severn Bank (the “Bank”) appointed Vance W. Adkins, Executive Vice President and Chief Financial Officer of the Company and the Bank effective September 16, 2019.

Mr. Adkins brings years of experience in financial management, and in particular banking, to Severn Bank. From 2016 until the completion of its merger in April 2019, Mr. Adkins served as Chief Financial Officer of HomeTown Bankshares Corporation and its banking subsidiary, HomeTown Bank, located in Roanoke, Virginia.  Before serving as Chief Financial Officer he held the position of Senior Risk Officer of HomeTown Bank from 2010 until 2016. Mr. Adkins is a Certified Public Accountant and received his Bachelor of Science in Business and Masters of Science in Accounting and Information Systems from Virginia Tech in Blacksburg, VA.

Alan J. Hyatt, President and Chief Executive Officer, remarked, “We are looking forward to having Vance join the Severn Bank team. He brings knowledge and experience to our organization as we undertake growth. He comes from a community bank background similar to ours so he will have a good understanding of our commitment to the community we serve. His background as a CPA and Bank Risk Officer will also prove invaluable in this period of changing regulations.”

About Severn Bank
Founded in 1946, Severn Bank is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending.  It has assets of approximately $882 million and six branches located in Annapolis, Edgewater, Glen Burnie, Lothian/Wayson’s Corner, and Severna Park, and a seventh scheduled to open in Crofton in 2019.  The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution.

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